EXHIBIT 15.1

Letter of Ernst & Young, dated July 9, 2010 with respect to item 16F

9 July 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read Item 16F of Form 20-F dated 9 July 2010, of China Metro-Rural Holdings Limited (formerly known as Man Sang International (B.V.I.) Limited) and are in agreement with the statements contained in the first, second and third paragraphs on page 112 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young